FOR IMMEDIATE RELEASE

Labcorp Contacts:
Investors: Christin O'Donnell — 336-436-5076
Investor@Labcorp.com

Media: Kimbrel Arculeo — 336-436-8263
Media@Labcorp.com

Labcorp Declares Quarterly Dividend

BURLINGTON, N.C., October 10, 2024 - Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, announced today that its Board of Directors has declared a cash dividend of $0.72 per share of common stock. The dividend will be payable on December 13, 2024, to stockholders of record as of the close of business on November 26, 2024.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 67,000 employees serve clients in approximately 100 countries, provided support for 84% of the new drugs and therapeutic products approved in 2023 by the FDA, and performed more than 600 million tests for patients around the world. Learn more about us at www.labcorp.com.

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